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                                                                      Exhibit 21

                 SUBSIDIARIES OF BOYD BROS. TRANSPORTATION, INC.

The following companies are subsidiaries of the Registrant:

Subsidiaries' State of Incorporation

WTI Transport, Inc. Alabama
Boyd Logistics, Inc. Delaware